Exhibit 2.7

                          MULTIPLE PERIL CROP INSURANCE


                   INSURANCE SERVICES AND INDEMNITY AGREEMENT


This Insurance Services and Indemnity Agreement, (hereinafter referred to as the "Agreement") is made and entered into by and between IGF Insurance Company (hereinafter referred to as "IGF"), an Indiana domiciled property and casualty insurer with principal offices located at 6000 Grand, Des Moines, Iowa 50312 and Continental Casualty Company, (hereinafter referred to as "CCC"), an Illinois domiciled property and casualty insurer with principal offices located at CNA Plaza, Chicago, Illinois, effective July 1, 1997 for the benefit of IGF and CCC.

WHEREAS, CCC and IGF, IGF Holdings, Inc. and Symons International Group, Inc. have entered into a Strategic Alliance Agreement(hereinafter referred to as the "SAA"), and pursuant to Article 6 thereof have agreed to execute certain Ancillary Agreements;

WHEREAS, among the Ancillary Agreements CCC and IGF have entered into is a Multiple Peril Crop Insurance Quota Share Contract (hereinafter referred to as the "Reinsurance Contract") effective July 1,1997 for certain policies issued by CCC and reinsured 100% by IGF (as defined in the Reinsurance Contract, and hereinafter referred to as the "Policy (ies)"), pursuant to the terms of such Reinsurance Contract;

WHEREAS, in connection therewith CCC and IGF wish to enter into an agreement for the provision of insurance services and indemnity;

WHEREAS, IGF possesses the staff and expertise to administer the Policies and agrees to assume certain duties and responsibilities to administer such Policies; and

WHEREAS, CCC'S offer to write such business is based on IGF'S acceptance of such duties and responsibilities as described herein;

NOW, THEREFORE, the parties, in consideration of the mutual agreements, covenants, and provisions herein contained, agree as follows:





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                                    I. TERM

This Agreement shall take effect with the Reinsurance Contract and shall have the same term and cancellation provisions in their entirety as provided in the Reinsurance Contract, except as specified in Sections 4.5 and 4.7 of Article IV and Sections 12.1 through 12.6 of Article XII of this Agreement. If this Agreement is terminated or expires for any reason, the Reinsurance Contract shall simultaneously terminate or expire.
                                II. APPOINTMENTS

Section 2.1: IGF shall serve as CCC'S marketing, production, and underwriting agent for the Policies and shall adjust any claims made under the Policies.

Section 2.2: IGF warrants that it has and shall maintain throughout the term of this Agreement any and all licenses required to perform and provide the services specified in this Agreement in CCC's state of domicile and in all other states in which IGF is performing services on behalf of CCC. IGF also warrants that it shall abide by all rules and regulations as required by insurance department, bureau of insurance, the FCIC/Risk Management Agency (hereinafter referred to as "FCIC") or other appropriate regulatory agency of the states in which Policies are written, including any filings as required by the appropriate regulatory agency.

Section 2.3: Payment of all commissions due on Policies produced by producers shall be made directly by IGF to the producers.

Section 2.4: In consideration for these appointments, IGF and CCC agree to exercise all authority and perform all duties required by this Agreement.

                 III. UNDERWRITING AUTHORITY AND RELATED DUTIES

Section 3.1: IGF is authorized, and agrees on behalf of CCC, to accept and decline insurance risks, underwrite, price, bind, issue, and cancel or nonrenew the Policies, make customary endorsements, changes, assignments, transfers and modifications of existing Policies, subject to limitations provided herein. IGF warrants that it shall accept and decline insurance risks, underwrite, price, issue, and cancel or nonrenew the Policies, make customary endorsements, changes, assignments, transfers and modifications of existing Policies in a timely and professional manner through qualified persons, fully familiar with generally accepted standards in the United States, and for the 1998 Crop Year according to CCC's formal written guidelines as may be provided from time to time to IGF, and for the 1999 Crop Year and subsequent Crop Years according to formal written guidelines of the Underwriting Committee (as defined in the SAA) as may be provided from time to time to IGF.



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Section 3.2:  Nothing stated anywhere in this Agreement shall impair IGF'S right to cancel or nonrenew any Policy, providing such action is in full compliance with applicable law and CCC receives advance notice of IGF'S intent. CCC has the right to cancel or nonrenew any Policy upon the prior approval of IGF unless this Agreement expires or is terminated, whereupon CCC may do so without prior approval but shall provide ten (10) days prior written notice to IGF.

Section 3.3: CCC agrees that it shall, upon written request from IGF, promptly appoint such persons as agents of CCC or grant such persons a power of attorney as requested by IGF. CCC also agrees that it shall, upon written request from IGF promptly file with appropriate regulatory authorities such forms and rates as requested by IGF. IGF's staff shall perform the administrative functions necessary for CCC to make such appointment and grant such powers.

                     IV. CLAIMS AUTHORITY AND RELATED DUTIES

Section 4.1: IGF is authorized, and agrees on behalf of CCC, to adjust, compromise, process and pay all claims arising under the Policies issued under this Agreement, including the right to litigate claims in CCC's name, except as provided in Section 4.5 of Article IV herein. IGF warrants that any claims arising under the Policies will be handled in a timely and professional manner by qualified persons, fully familiar with generally accepted claims handling standards in the United States, and for the 1998 Crop Year according to CCC's formal written guidelines as may be provided from time to time to IGF. IGF is authorized and agrees to investigate, monitor, and handle any claims under any of the Policies issued under this Agreement and reinsured pursuant to the Reinsurance Contract on CCC'S behalf or retain any independent claims consultant or adjuster as may be required.

Section 4.2: CCC and IGF shall provide the other with prompt notification of any losses or claims, or any information that makes a loss or claim reasonably likely under the Policies and as provided elsewhere in this Agreement.

Section 4.3: In recognition of statutory, regulatory and legal duties to handle claims in a prompt and fair manner, CCC and IGF agree to exercise their commercially reasonable best efforts and cooperate fully with the other to handle claims in said manner and in full compliance with all such requirements.

Section 4.4: Within 15 days after the end of each calendar month while this Agreement is in effect, IGF shall promptly report to CCC on all open and closed claims handled by it during such month in the reporting format as mutually agreed to between CCC and IGF. Such reports shall include information on all claims and allocated claims expenses


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reserved, paid and outstanding.  IGF shall report within thirty (30) days of any such developments, significant developments on claims, including but not limited to, major reserve increases or decreases, settlements, or new information changing the liability assessment or valuation previously reported to CCC by IGF. IGF shall send CCC a copy of any claim file upon request by CCC. All claim files will be the joint property of CCC and IGF during the period this Agreement is in effect.

Section 4.5: Upon termination of this Agreement, or in the event of an order of liquidation of CCC during the period this Agreement is in effect, such files shall become the sole property of CCC or its estate. IGF shall have reasonable access to, and the right to copy, any such claim files in CCC'S possession on a timely basis, if requested.

Section 4.6: IGF shall pursue salvage or subrogation on behalf of CCC in all appropriate cases, on any claims arising under the Policies.

Section 4.7: In the event this Agreement is terminated and unless otherwise mutually agreed to between CCC and IGF, IGF shall have the right and duty to settle and handle all subsequent claims and losses until such time as all Policies issued, underwritten or serviced by IGF pursuant to this Agreement have expired and the Reinsurance Contract has expired, and all known claims thereunder have been paid or settled, have runoff or otherwise have been disposed of in the judgment of CCC, and all incurred but not reported loss reserves have been reduced to zero, and any amounts owed to CCC by others or under the Reinsurance Contract in regard to any claims have been collected by CCC. Reinsurance indemnity for any claim or loss discussed herein shall be provided in accordance with the terms and conditions of the Reinsurance Contract.

Section 4.8: All claims and/or losses handled by IGF pursuant to Section 4.7 herein shall be reported to CCC by IGF within forty-five (45) days after the end of each calendar quarter in such reporting format as requested by CCC.

Section 4.9: IGF agrees to notify CCC immediately upon notice of any allegations of bad faith as respects any Policy covered under the Reinsurance Contract, and, of the receipt of any notice that a lawsuit has been filed against IGF, any of its employees or agents, and/or CCC by an insured on a Policy covered under the Reinsurance Contract. IGF shall furnish CCC, upon CCC's request, with copies of all pleadings and related file material pertaining thereto in a prompt and timely fashion.

                   V. ACCOUNTING AUTHORITY AND RELATED DUTIES



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Section 5.1: The parties  agree that IGF shall bill its  customers  directly for the Policies and collect all premiums due and owing for such Policies. IGF shall reimburse CCC for all premium taxes due under such Policies at such times as requested by CCC to fulfill its filing and payment obligations.

Section 5.2: Within fifteen (15) days after the end of each month while this Agreement is in effect, IGF shall provide CCC, for each Agreement Year for which coverage applies under the Reinsurance Contract, the following report:


 Gross liability, premiums and losses paid, by state, before deducting the amount of reinsurance ceded to the FCIC SRA.


 Net premiums and losses paid, after recoveries from the FCIC SRA and deduction of the allowable Expense Reimbursement under the FCIC SRA.


 Calculation of gain or loss between the Company and the FCIC after recoveries from the SRA and deduction of the allowable Expense Reimbursement under the FCIC SRA.


Any balance due one party from the other shall be payable upon receipt of the above report.


Section 5.3: As soon as practicable after the first February following each Agreement Year, the IGF shall furnish to CCC the following report:


 Gross liability, premiums and losses paid, by state, before deducting the amount of reinsurance ceded to the FCIC SRA.


 Net premiums and losses paid, after recoveries from the FCIC SRA and deduction of the allowable Expense Reimbursement under the FCIC SRA.


 Calculation of gain or loss between the Company and the FCIC after recoveries from the SRA and deduction of the allowable Expense Reimbursement under the FCIC SRA.

Any balance due one party from the other shall be payable upon receipt of the above report.

Section 5.4: As soon as possible after the conclusion of each calender quarter and Agreement Year the IGF will provide any other information CCC may require for its Convention Statement which may be reasonably available to IGF. It is understood and agreed that IGF and CCC shall each provide to the other any other information mutually agreed to between the parties in writing.


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Section 5.5: The parties agree to apply commercially  reasonable best efforts to coordinate the flow of funds among the escrow accounts maintained by each party under their respective FCIC SRAs including the exploration of establishing a new account at a bank of convenience to IGF over which IGF shall have administrative control.

Section 5.6: Except for the actions of the FCIC that are of generic and equal application to insurers holding SRAs (i.e., nonpayment or rationed payment of A & O Subsidies due to the lack of appropriated funds) that result in the nonpayment of amounts otherwise due to such insurers, the failure of the FCIC to remit funds to either CCC or IGF under their respective SRAs for any Reinsurance Year due to an offset or an outright refusal to remit such funds whether they be for administrative and operating expenses or underwriting gain or loss (with the exception of Withheld Funds as defined below) shall not excuse either CCC or IGF from making remittances of its obligations under this Agreement and the Multiple Peril Crop Insurance Quota Share Agreement. Furthermore, should FCIC offset funds from a Reinsurance Account of either party for losses in which each party would have a share under the Multiple Peril Crop Insurance Quota Share Agreement, then the party whose Reinsurance Agreement was offset shall be considered to have paid its respective obligation to the extent of the offset. Should such offset be greater than the obligation of the party subject to such offset under the Multiple Peril Crop Insurance Quota Share Agreement, then the other party shall remit such funds or such excess shall be an account payable due from the other party.

Section 5.7: For any applicable Reinsurance Year, any gains withheld by FCIC in a Reinsurance Account of IGF or CCC ("Withheld Funds") that would otherwise be due and payable to one or the other parties shall be treated as an account payable to the party to which such funds are owing. Such accounts payable shall be due upon the receipt of such Withheld Funds by the party holding the account payable.

                  VI. REGULATORY COMPLIANCE AND RELATED DUTIES

Section 6.1: CCC and IGF agree to use their commercially reasonable best efforts to achieve full compliance with all applicable statutory, regulatory and legal requirements.

Section 6.2: CCC and IGF agree that IGF is authorized to make such filings with the FCIC, as are required by applicable law, on CCC's behalf. IGF will provide CCC with copies of all filings at least five (5) business days prior to filing. CCC will have the right to approve such filing, but CCC's approval will not be unreasonably withheld. CCC will have the opportunity to review all data relevant to such filings.


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Section 6.3: IGF agrees to advise CCC of any complaints  and/or inquiries and to provide CCC with the opportunity to respond to regulators or consumers. CCC and IGF agree to provide the other, promptly upon request, with all information and support required for any regulatory compliance obligation and for any reports, statements or other filings required by regulatory authorities.

Section 6.4: IGF agrees to monitor all legal, statutory and regulatory developments affecting the Policies hereunder and promptly report same to CCC. Should any such changes affect the Policies hereunder, the parties agree to ensure full compliance with such changes. IGF agrees to prepare any documentation necessary to assure such compliance. In the event that CCC becomes aware of any such development, it shall report it promptly to IGF.

Section 6.5: In the event that the FCIC or any State, by statute, regulation or otherwise, prohibits or restricts IGF'S authority hereunder, the parties agree that IGF's authority to act on behalf of CCC pursuant to this Agreement shall be so restricted in that State.

                                VII. COMPENSATION

The parties agree that compensation for the performance of the mutual duties specified hereunder shall be as follows:

Section 7.1: For the 1998 crop year, CCC shall pay to IGF the entire A & O Subsidies, CAT LAE Reimbursement and XLAE received by CCC through its 1998 FCIC Standard Reinsurance Agreement (hereinafter "SRA") net of the following expenses: (i) reimbursements for any commissions on 1998 MPCI business paid prior to Closing; (ii) a percentage of 1998 premiums written on policies with sales closing dates prior to January 1, 1998 equal to the FCIC SRA A & O Subsidy rate for the products marketed (i.e., twenty-seven percent (27%) for regular MPCI; twenty-three and one-quarter percent (23.25%) for CRC) less the average commission rate paid or due to be paid on such business less XXXX percent (X%) for LAE; (iii) YYY percent (Y%) of premium on 1998 or 1999 premiums written on policies with sales closing dates after January 1, 1998 and before June 30, 1998; and (iv) direct overhead expenses of CCC's participation in the Multiple Peril Crop insurance program, including, but not limited to, office rent, staffing, product development, marketing, advertising, licensing, and all other direct overhead expenses/fixed costs, and with respect to the foregoing in the manner of the payments described in this paragraph and in the amount (which insofar as it is undetermined in this paragraph, then as the parties agree by April 1, 1998) of the payments described in this paragraph.


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Section  7.2:  For any other year beyond the 1998 crop year that CCC has an SRA:
(i) CCC shall transmit one hundred percent (100%) of the A & O Subsidies, CAT LAE Reimbursement and XLAE received by CCC under the SRA to IGF immediately upon receipt, or instruct FCIC to transmit them directly to IGF, or authorize the opening of a specific account under IGF's control for the purposes of receiving such funds, or assign such proceeds directly to IGF, or otherwise facilitate the receipt by IGF of such funds; and (ii) IGF agrees to reimburse CCC for all its reasonable fronting costs, including its costs and expenses related to the production of Policies pursuant to this Agreement, related to filings under this Agreement and related to the performance of its obligations under this Agreement.

Section 7.3: For any year in which CCC does not have an SRA, IGF agrees to reimburse CCC for all its reasonable fronting costs, including its costs and expenses related to the production of Policies pursuant to this Agreement, related to filings under this Agreement and related to the performance of its obligations under this Agreement.

                              VIII. INDEMNIFICATION

Section 8.1: In addition to the obligations of IGF pursuant to the terms of the Reinsurance Contract, IGF shall indemnify CCC as follows in Sections 8.2 and
8.3. However, Sections 8.2 and 8.3 shall not apply to any liability, claim, suit, demand, damages (including punitive and exemplary damages), judgment, cost, interest and expense (including but not limited to attorneys' fees and disbursements) or regulatory fines or administrative penalties caused by the action of or the failure to take action by any employee of CCC. Nor shall Sections 8.2 and 8.3 prevent the application of any available reinsurance proceeds.

Section 8.2: IGF shall indemnify, defend and hold harmless CCC, its agents, employees, subsidiaries and affiliates from and against all liability, claims, suits, demands, damages (including punitive and exemplary damages), judgments, costs, interest and expense (including but not limited to attorneys' fees and disbursements) arising out of, or in connection with, any Policy issued under this Agreement and reinsured under the Reinsurance Contract, including but not limited to production activities (such as claims made by producers against CCC for commissions allegedly due them on Policies under the Agreement), failure of producers to be properly licenced, underwriting activities, policy issuance, claim handling and the resolution of coverage issues; provided however, that notwithstanding any other provisions of this Agreement, such indemnification of IGF shall not extend to any matter subject to the obligations of CCC or its affiliates under the Multiple Peril Crop Insurance Quota Share Agreement.


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Section 8.3: IGF agrees to indemnify, defend and hold CCC harmless and make full and prompt reimbursement for any regulatory fines, administrative penalties, or civil forfeiture levied against CCC by the FCIC/RMA or other department or agency, relating to IGF'S failure to fulfill any of its obligations under this Agreement to administer the 1998 Crop Year MPCI book of business until the
expiration  of  the  liabilities   associated  therewith.   CCC  shall  use  its
commercially reasonable best efforts to advise IGF as soon as possible of any such fine or penalty, or any information indicating that a fine or penalty may be levied.

Section 8.4: Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made.

Section 8.5: CCC agrees to save, indemnify, and hold IGF harmless against any and all loss, liability or damage resulting from any misrepresentation or breach of warranty by CCC under the terms of this Agreement.

Section 8.6: The indemnities provided in Sections 8.1, 8.2, 8.3, and 8.5 herein shall survive any termination of this Agreement.

                                 IX. ARBITRATION

In the event of an irreconcilable dispute between the parties to this Agreement, such dispute shall be submitted for decision to the process of arbitration in the manner and pursuant to the procedure set forth in the ARBITRATION Article of the Reinsurance Contract.

                                 X. MODIFICATION

There will be no modification of or change in the terms of this Agreement without the written approval of the parties to this Agreement.

                         XI. BINDING EFFECT OF AGREEMENT

This Agreement will be binding upon and inure to the benefit of the parties, their successors and assigns.




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                                XII. TERMINATION

Section  12.1:  This  Agreement  and IGF'S  obligations,  except as specified in
Article I, Sections 4.5 and 4.7 of Article IV, and Section 8.6 of Article VIII hereunder, shall terminate automatically and without notice upon the occurrence of any one or more of the following events: (a) termination of the Reinsurance Contract; or (b) termination or modification of IGF'S participation in the Reinsurance Contract.

Section 12.2: Any termination of this Agreement shall be subject always to IGF'S duty to satisfy, fulfill, fully perform and discharge all of its obligations pursuant to this Agreement.

Section 12.3: This Agreement, except as specified in Article I, Sections 4.5 and
4.7 of Article IV, and Section 8.6 of Article VIII, may be terminated at any time by mutual written agreement.

Section 12.4: Notwithstanding anything herein to the contrary, should the Put Right or Call Right be triggered, then IGF must stop using the CCC front at the end of the current crop year in which the Put or Call right is exercised.

Section 12.5: Immediately, following receipt of written notice from CCC, on account of IGF's failure to comply with a condition or provision of this Agreement within thirty (30) days after such failure is brought the IGF's attention in writing, this Agreement shall terminate.

Section 12.6: Unless otherwise directed by CCC in writing, in the event this Agreement is terminated, IGF shall continue to perform the duties necessary to service all Policies, at its own expense, until all liability underlying the Policies shall have been terminated. Such services shall consist of, but shall not necessarily be limited to, cancellations, return premiums, endorsements, account current reporting and claim settlements. IGF shall also issue, for and on behalf of CCC, an effective notice of non-renewal to all policyholders terminating their coverage upon the expiration of their Policy term next following the termination of this Agreement. Should good cause exist for CCC to assume such duties, IGF shall reimburse CCC for the expenses it shall incur in performing such duties. IGF shall also provide CCC, at IGF's expense, with a copy of all insurance records on unexpired Policies and all insurance claim files.

                               XIII. CONTRIBUTION

IGF, upon any payment hereunder, shall fully share in the subrogation, contribution and salvage rights of CCC, as applicable, to the extent of IGF'S payment to CCC.

                      XIV. RESOLUTION OF CONFLICTING TERMS


In the event of any conflict or inconsistency between this Agreement and the Reinsurance Contract, this Agreement shall prevail and be controlling. Notwithstanding anything to the contrary contained in Article IX herein, any irreconcilable dispute between the parties to this Agreement shall be resolved by arbitration, in the manner and pursuant to the procedure set forth in the Reinsurance Contract, as more fully set forth in Article IX of this Agreement.


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                                XV. SEVERABILITY

In the event any provision of this Agreement shall be declared invalid or unenforceable by any regulatory body or court having jurisdiction, such validity or enforceability shall not affect the validity or enforceability of the remaining portions of this Agreement.

                                 XVI. ASSIGNMENT

IGF and CCC agree that this Agreement is non-assignable, in whole or in part, without the written consent of the other party.

                                  XVII. RECORDS

Section 17.1: Upon reasonable notice, IGF or its designated representative, or CCC and its designated representative, shall have access at any reasonable time to inspect and audit the books and records which pertain in any way to this Agreement and may make copies of any records pertaining thereto. This right of inspection, audit and information shall survive termination of this Agreement and shall run to the natural expiry of all liabilities under the policies covered under the Reinsurance Contract.


Section 17.2: Subject to provisions regarding ownership of policies and claims files, the records for the Policies shall be the property of IGF and be left in IGF's possession, provided IGF has then rendered and continues to render timely accounts and payments of all monies due CCC. Otherwise, the records, and the use and control of expirations, shall be the property of CCC and IGF shall immediately thereafter forward all such records to CCC.

                             XVIII. ENTIRE AGREEMENT

This Agreement, the Strategic Alliance Agreement, the Crop Hail Insurance Services and Indemnity Agreement, the Ancillary Agreements, the Reinsurance Contract, the Multiple Peril Crop Insurance Quota Share Agreement, the Crop Hail Quota Share Contract, and the Crop Hail Quota Share Agreement, between the parties hereto, represent the entire agreement and understanding among the parties signatory to this Agreement. No other oral or written agreements or contracts relating to the risks reinsured hereunder currently exist and/or are contemplated between the parties.


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                            XIX. ADDITIONAL SERVICES


Section  19.1:  IGF is willing to assist CNA:


         A. In administering insurance products marketed or developed by CNA outside the agreements listed in Article XVIII;


         B. In performing services, including but not limited to regulatory compliance, processing, debt collection, accounting, or other activities related to CNA's Business in years prior to the 1998 Crop Year;


         C. In performing loss adjustment and claims processing related to any insurance or other products of CNA outside the agreements listed in Article XVIII; and


         D. Any other services outside the the agreements listed in Article XVIII that utilize the staff and expertise of IGF that it is willing to perform on behalf of CNA.


Any services provided under this Section shall be based on terms included in a separate agreement or agreements or an amendment or amendments to this Agreement outlining the terms, conditions, and compensation for the performance of such services. In general, the fees for services performed shall be those outlined in
Section 19.2.


Section 19.2: Subject to specific provisions to the contrary in any separate agreements or amendments to this Agreement regarding services to be performed by IGF on behalf of CNA under Section 19.1, the following schedule of fees shall apply to all such separate agreements or amendments to this Agreement:


ADMINISTRATOR EMPLOYEE PROVIDING SERVICE RATE PER HOUR


Executive - President, Executive Vice President      $205.00


Internal Legal Staff - Indianapolis and Des Moines    $150.00


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Corporate Manager - I.e., Accounting, National Claims Mgt. Staff  $85.00


Field Manager Rate - Service Office Director, Regional Claims Mgt. $60.00


Field Service Rate - Claims Adjuster $40.00


After April 1, 1999, the rates contained in this fee schedule shall be recalculated annually for a five (5) year period thereafter by multiplying the effective rate for the prior year by a factor of 1.05. IGF shall provide the CNA with a report that provides an accounting of functions performed and expenses incurred and the related fees and costs associated therewith on a monthly basis. The timing of the payment for such fees and costs shall be according to the terms of the separate agreement or amendment to this Agreement related to the services performed.


Section 19.3: Subject to specific provisions to the contrary in any separate agreements or amendments to this Agreement regarding services to be performed by IGF on behalf of CNA under Section 19.1, CNA shall reimburse IGF for all actual transportation, communication, meals, lodging, outside legal, and administrative expenses related to the functions performed on behalf of CNA including actual computer service costs for processing data.





IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives.

CONTINENTAL CASUALTY COMPANY:

By:    _______________________________________________________________
Name:  _______________________________________________________________
Title: _______________________________________________________________
Date:  _______________________________________________________________


IGF INSURANCE COMPANY
and its AFFILIATED COMPANIES



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By:    _______________________________________________________________
Name:  _______________________________________________________________
Title: _______________________________________________________________
Date:  _______________________________________________________________




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